Exhibit 99.1
CATAMARAN CORPORATION ANNOUNCES RECORD SECOND QUARTER FINANCIAL RESULTS
Revenue reaches record level of $3.4 billion for the quarter
Quarterly Net Income of $63.4 million and EBITDA of $158.1 million reach all time highs

Lisle, Illinois, August 1, 2013 - Catamaran Corporation (“Catamaran” or the “Company”) (NASDAQ: CTRX, TSX: CCT), a leading provider of pharmacy benefit management (“PBM”) services and technology, announces its financial results for the three and six month periods ended June 30, 2013.
Q2 2013 Highlights

•	Revenue increased 101% on a year over year basis to $3.4 billion in Q2 2013, compared to $1.7 billion in Q2 2012

•	Gross profit increased 116% to $264.6 million in Q2 2013, compared to $122.5 million in Q2 2012

•	EBITDA¹ increased 170% to $158.1 million in Q2 2013, compared to $58.6 million in Q2 2012

•	Net income attributable to the Company increased 132% to $63.4 million, or $0.31 per share (fully-diluted) in Q2 2013, compared to $27.3 million, or $0.20 per share (fully-diluted) in Q2 2012

•	Adjusted EPS¹ (fully-diluted) increased 96% to $0.49 in Q2 2013, compared to $0.25 in Q2 2012

•	Cash flow from operations increased to $173.0 million in Q2 2013, compared to $29.7 million in Q2 2012

•	Reduced the Company's outstanding balance on its credit facility by $50 million in Q2 2013 and $150 million YTD

•	Adjusted prescription claim volume¹ for the PBM segment increased 105% to 68.0 million in Q2 2013, compared to 33.2 million in Q2 2012

•	Generic dispense rate increased to an industry leading 84% for Q2 2013, compared to 81% in Q2 2012

•	Announced a 10-year strategic PBM partnering agreement with Cigna Corporation (NYSE: CI)

•	Amended the Company's credit facility resulting in reduced interest rates, additional revolving capacity and extended term

•	Announced acquisition of Restat, LLC, a full service pharmacy benefit manager

“During the second quarter of 2013, we continued to successfully execute our growth strategy, driving new customer wins by leveraging our flexibility and customizable model to deliver more control and savings to our clients. Additionally, with our announced purchase of Restat we continue to drive a highly accretive acquisition strategy. We have assembled a highly skilled leadership team, coupled with the industry's leading technology platform, which together are yielding exceptional results for our clients and shareholders alike. With our record financial results and continued success in the marketplace, Catamaran is positioned for a successful 2013 and poised to deliver continued growth going forward," said Mark Thierer, Chairman and CEO of Catamaran Corporation.

Financial Review

Revenue and Gross Profit segmented by PBM and HCIT:
Catamaran evaluates segment performance based on revenue and gross profit. Reconciliations of the Company's business segments, PBM and Health Care Information Technology (“HCIT”), to the consolidated financial statements for the three and six month periods ended June 30, 2013 and 2012 are as follows:

Three months ended June 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2013	2012	2013	2012	2013	2012
Revenue	$3,382,195	$1,661,129	$35,235	$41,574	$3,417,430	$1,702,703
Cost of revenue	3,135,211	1,564,414	17,630	15,785	3,152,841	1,580,199
Gross profit	$246,984	$96,715	$17,605	$25,789	$264,589	$122,504
Gross profit %	7.3%	5.8%	50.0%	62.0%	7.7%	7.2%

Six months ended June 30, (unaudited, in thousands)

	PBM		HCIT		Consolidated
	2013	2012	2013	2012	2013	2012
Revenue	$6,563,748	$3,342,274	$73,399	$77,526	$6,637,147	$3,419,800
Cost of revenue	6,089,312	3,154,603	34,873	32,304	6,124,185	3,186,907
Gross profit	$474,436	$187,671	$38,526	$45,222	$512,962	$232,893
Gross profit %	7.2%	5.6%	52.5%	58.3%	7.7%	6.8%

PBM Revenue
Q2 2013 PBM revenue increased $1.7 billion, or 104%, to $3.4 billion, compared to $1.7 billion in Q2 2012. Revenue was $6.6 billion for the year to date ("YTD") period ended June 30, 2013, an increase of $3.2 billion, or 96%, compared to the same period in 2012. The increase in revenue is primarily due to increased prescription claim volume as a result of the merger with Catalyst, which was completed on July 2, 2012, as well as new customer implementations in 2013.

HCIT Revenue
HCIT revenue decreased $6.3 million, or 15%, to $35.2 million in Q2 2013 compared to $41.6 million in Q2 2012. HCIT revenue decreased $4.1 million, or 5%, to $73.4 million for the YTD period ended June 30, 2013, compared to $77.5 million for the same period in 2012. The decrease in the quarterly and YTD periods was primarily due to a decrease in revenues earned from transaction processing due to decreased volume as a result of the merger with Catalyst, who was a former HCIT customer.

Consolidated Gross Profit
Gross profit for Q2 2013 increased $142.1 million, or 116%, to $264.6 million compared to $122.5 million in Q2 2012. Gross profit increased $280.1 million, or 120%, to $513.0 million for the YTD period ended June 30, 2013, compared to $232.9 million for the same period in 2012. The increase is due to incremental PBM revenues generated from the merger with Catalyst and new customer implementations in 2013. The gross profit percentage increased to 7.7% of revenue in Q2 2013 from 7.2% of revenue in Q2 2012. YTD gross profit increased from 6.8% of revenue to 7.7% of revenue during the period ended June 30, 2013 compared to the same period in 2012. The gross profit percentage increased in both periods primarily as a result of synergies realized from the integration of Catalyst as well as higher utilization of generics and specialty medications.

Selling, General and Administrative (“SG&A”) Costs
SG&A costs for Q2 2013 increased $35.2 million, or 54%, to $99.9 million compared to $64.7 million in Q2 2012. SG&A costs increased $79.0 million, or 65% to $200.4 million for the YTD period ended June 30, 2013, compared to $121.4 million for the YTD period ended June 30, 2012. SG&A costs consist primarily of employee costs in addition to professional services costs, facilities and costs not related to cost of revenue. SG&A costs increased in both periods due to the addition of operating costs related to the Company's merger with Catalyst, as well as additional resources added to support the overall growth of the Company.

Amortization
Total amortization of intangible assets for Q2 2013 and Q2 2012 was $50.1 million and $9.0 million, respectively, an increase of $41.1 million. Amortization expense increased $80.8 million to $100.1 million for the YTD period ended June 30, 2013 compared to $19.3 million for the same period in 2012. The increase in expense in both periods was driven primarily by the amortization of the intangible asset acquired in the merger with Catalyst.

Interest and Other Expense, net
Interest and other expense, net for Q2 2013 was $10.9 million compared to $2.0 million in Q2 2012. Interest and other expense, net increased $18.7 million to $21.9 million for the YTD period ended June 30, 2013 from $3.2 million for the same period in 2012. The increase in both periods is primarily due to interest expense related to outstanding borrowings under the Company's credit facility used to finance in part the Catalyst merger consideration.

Income Taxes
The Company recognized income tax expense of $24.6 million for Q2 2013, representing an effective tax rate of 26%, compared to $17.1 million, or 39%, for the same period in 2012. The Company recognized income tax expense of $47.6 million for the YTD period ended June 30, 2013, representing an effective tax rate of 27%, as compared to $30.5 million, representing an effective tax rate of 36%, for the same period in 2012. The increase in income tax expense in both periods was mainly due to higher taxable income during the current quarter compared to the prior year. The Company's effective tax rate decreased primarily due to benefits related to cross-jurisdictional financing.

Net Income and EPS attributable to the Company
The Company reported Q2 2013 net income attributable to the Company of $63.4 million, or $0.31 per share (fully-diluted), compared to $27.3 million, or $0.20 per share (fully-diluted), in Q2 2012. Net income attributable to the Company was $114.8 million, or $0.56 per share (fully-diluted), for the YTD period ended June 30, 2013, compared to $53.7 million, or $0.41 per share (fully-diluted), for the same period in 2012. Net income attributable to the Company increased during the quarterly and YTD periods due to increased revenues and operating income as a result of the merger with Catalyst and new customer implementations during 2013. The increases were partially offset by increases in interest expense and amortization of intangible assets as well as an increase in the common shares of the Company outstanding. Shares increased primarily due to the Company's issuance of approximately 12.0 million common shares in May 2012 in a public offering and the issuance of 66.8 million shares to complete the merger with Catalyst.

Adjusted EPS¹ (fully-diluted), which excludes all amortization of intangible assets of $50.1 million, net of tax, increased 96% to $0.49 per share (fully-diluted) in Q2 2013, compared to $0.25 per share (fully-diluted) in Q2 2012. Adjusted EPS¹ (fully-diluted), which excludes all amortization of intangible assets of $100.1 million, net of tax, increased 78% to $0.91 per share (fully-diluted) in the YTD period ended June 30, 2013, compared to $0.51 per share (fully-diluted) in the YTD period ended June 30, 2012.

EBITDA¹
Q2 2013 EBITDA increased 170% to $158.1 million compared to $58.6 million in Q2 2012. EBITDA increased $188.6 million or 167% to $301.6 million in the YTD period ended June 30, 2013, compared to $113.0 million in the YTD period ended June 30, 2012. The EBITDA growth in both periods was due to additional business generated from the merger with Catalyst and the realization of synergies as a result of the merger, as well as new customer implementations during the year. These increases were offset by increased SG&A costs due to the merger with Catalyst and additional resources added to support the growth of the PBM segment.

Cash Flow
For Q2 2013, the Company generated $173.0 million of cash from operations, compared to $29.7 million of cash during the same period in 2012. For the YTD period ended June 30, 2013 the Company generated $236.3 million of cash from operations, compared to $85.9 million of cash during the same period in 2012. Cash from operations increased primarily due to an increase in net income. Due to strong cash flow from operations in 2013, the Company was able to reduce its outstanding borrowings under its credit facility by $50 million during Q2 2013, and has reduced its long-term debt obligation by $150 million during the YTD period.

2013 Full Year Financial Guidance
With today's announcement, the Company is changing its 2013 Full Year Financial Guidance to include the impact of its recent Cigna partnership and to reflect the acquisition of Restat.

▪	Revenue of $14.2 to $14.6 billion

▪	EBITDA[1] of $650 to $660 million

▪	GAAP EPS (fully-diluted) of $1.18 to $1.23

▪	Adjusted EPS[1] (fully-diluted) of $1.87 to $1.92 (excluding all amortization of intangible assets)

Notice of Conference Call
Catamaran will host a conference call on Thursday, August 1, 2013, at 8:30 a.m. ET to discuss its financial results. Mark Thierer, Chairman and CEO, and Jeff Park, EVP and CFO, will co-chair the call. This call is being webcast and can be accessed from the IR Events page of the Catamaran Corporation web site at www.catamaranrx.com.  An archived replay of the webcast will be available for 90 days.

1Non-GAAP Financial Measures
Catamaran reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). Catamaran's management also evaluates and makes operating decisions using various other measures. Two such measures are

Adjusted EPS and EBITDA, which are non-GAAP financial measures. Catamaran's management believes that these two measures provide useful supplemental information regarding the performance of Catamaran's business operations.

Adjusted EPS adds back the impact of all intangible assets amortization, net of tax. Amortization of intangible asset arises from the acquisition of intangible assets in connection with the Company's business acquisitions. The Company excludes intangible assets amortization from EPS because it believes (i) the amount of such expenses in any specific period may not directly correlate to the underlying performance of Catamaran's business operations and (ii) such expenses can vary significantly between periods as a result of new acquisitions and full amortization of previously acquired intangible assets. Investors should note that the use of these intangible assets contributes to revenue in the periods presented as well as future periods and should also note that such expenses will recur in future periods.

EBITDA is a non-GAAP measure that management believes is a useful supplemental measure of operating performance. EBITDA consists of earnings attributable to the company prior to depreciation, amortization, interest and other expense, net, income taxes and adjustments to remove the applicable impact of any non-controlling interest. Management believes it is useful to exclude these items, as they are essentially amounts that cannot be influenced by management in the short term.

The 2013 full year EBITDA guidance was computed using the Company's estimated 2013 earnings attributable to the Company prior to depreciation, amortization, interest and other expense, net, income taxes and adjustments to remove the applicable impact of any non-controlling interest. The 2013 full year Adjusted EPS guidance was computed by taking the Company's GAAP EPS (fully-diluted) guidance and adding back the expected impact of all 2013 amortization of intangible assets totaling approximately $205 million, net of estimated income taxes (expected at 29-30%).

Adjusted prescription claim volume equals Catamaran's mail service prescriptions multiplied by three, plus its retail and specialty prescriptions. The mail service prescriptions are multiplied by three to adjust for the fact that they typically include approximately three times the amount of product days supplied compared with retail prescriptions.

Management believes that Adjusted EPS, EBITDA and adjusted prescription claim volume provide useful supplemental information to management and investors regarding the performance of the Company's business operations and facilitate comparisons to its historical operating results. Management also uses this information internally for forecasting and budgeting as it believes that the measures are indicative of the Company's core operating results. Note, however, that these items are performance measures only, and do not provide any measure of the Company's cash flow or liquidity. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP, and investors and potential investors are encouraged to review the reconciliations of Adjusted EPS and EBITDA to their most directly comparable GAAP measure.

Adjusted EPS and EBITDA do not have standardized meanings prescribed by GAAP. The Company's method of calculating these items may differ from the methods used by other companies and, accordingly, may not be comparable to similarly titled measures used by other companies.

EBITDA Reconciliation	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2013	2012	2013	2012
	(unaudited)		(unaudited)
Net income attributable to the Company (GAAP)	$63,421	$27,310	$114,826	$53,652
Add:
Depreciation of property and equipment	9,042	3,241	17,145	6,297
Amortization of intangible assets	50,092	9,011	100,148	19,330
Interest and other expense, net	10,907	1,980	21,946	3,219
Income tax expense	24,607	17,065	47,635	30,483
Adjustments related to non-controlling interest	(6)	—	(98)	—
EBITDA	$158,063	$58,607	$301,602	$112,981

Adjusted EPS Reconciliation
(in thousands, except per share data)
	Three Months Ended June 30,				Six Months Ended June 30,
	2013		2012		2013		2012
	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share	Operational Results	Per Diluted Share
	(unaudited)				(unaudited)
Net income attributable to the Company (GAAP)	$63,421	$0.31	$27,310	$0.20	$114,826	$0.56	$53,652	$0.41
Amortization of intangible assets	50,092	0.24	9,011	0.07	100,148	0.48	19,330	0.15
Tax effect of reconciling item	(12,874)	(0.06)	(3,469)	(0.03)	(27,140)	(0.13)	(6,997)	(0.05)
Non-GAAP net income attributable to the Company	$100,639	$0.49	$32,852	$0.25	$187,834	$0.91	$65,985	$0.51

About Catamaran Corporation
Catamaran, one of the industry's fastest-growing pharmacy benefits managers, helps organizations and the communities they serve take control of prescription drug costs. Managing more than 250 million prescriptions each year on behalf of 25 million members, our flexible, holistic solutions improve patient care and empower individuals to take charge of their health. Processing one in every five prescription claims in the U.S., Catamaran's skill and scale deliver compelling financial results and sustainable improvement in the overall health of members. Catamaran is headquartered in Lisle, IL with multiple locations in the U.S. and Canada. For more information, please visit www.catamaranrx.com.

Forward-Looking Statements

Certain information included herein is forward-looking within the meaning of certain securities laws and is subject to important risks, uncertainties and assumptions. This forward-looking information includes, among other things, information with respect to the Company’s anticipated operating results and the Company's objectives and the strategies to achieve those objectives, as well as information with respect to the Company’s beliefs, plans, expectations, anticipations, estimates and intentions. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by management at this time, are inherently subject to significant business, economic and competitive uncertainties and contingencies. We caution that such forward-looking statements involve known and unknown risks, uncertainties and other risks that may cause our actual financial results, performance, or achievements to be materially different from our estimated future results, performance or achievements expressed or implied by those forward-looking statements. Numerous factors could cause actual results to differ materially from those in the forward-looking statements, including without limitation, our dependence on, and ability to retain, key customers; our ability to achieve increased market acceptance for our product offerings and penetrate new markets; consolidation in the healthcare industry; the existence of undetected errors or similar problems in our software products; our ability to identify and complete acquisitions, manage our growth, integrate acquisitions and achieve expected synergies from acquisitions; our ability to compete successfully; potential liability for the use of incorrect or incomplete data; the length of the sales cycle for our solutions and services; interruption of our operations due to outside sources; maintaining our intellectual property rights and litigation involving intellectual property rights; our ability to obtain, use or successfully integrate third-party licensed technology; compliance with existing laws, regulations and industry initiatives and future changes in laws or regulations in the healthcare industry; breach of our security by third parties; our dependence on the expertise of our key personnel; our access to sufficient capital to fund our future requirements; potential write-offs of goodwill or other intangible assets; and the outcome of any legal proceeding that has been or may be instituted against us. This list is not exhaustive of the factors that may affect any of our forward-looking statements and is subject to change.

In addition, numerous factors could cause actual results with respect to the merger with Catalyst Health Solutions, Inc. ("Catalyst" or the "Merger") or the acquisition of Restat, to differ materially from those in the forward-looking statements, including without limitation, the possibility that the expected efficiencies and cost savings from these transactions will not be realized, or will not be realized within the expected time period; the risk that the Company will not successfully integrate the businesses of Catalyst or Restat; disruption from the Merger or Restat acquisition making it more difficult to maintain business and operational relationships; the risk of customer attrition from the Catalyst or Restat businesses; the impact on the availability of funds for other business purposes due to our debt service obligations and funds required to integrate Catalyst and close and integrate the acquisition of Restat; the ability to obtain governmental approvals of the proposed Restat acquisition on the proposed terms and schedule contemplated by the parties; and the possibility that the proposed acquisition of Restat does not close, including, but not limited to, due to the failure to satisfy the closing conditions.

When relying on forward-looking information to make decisions, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. In making the forward-looking statements contained herein, the Company does not assume any significant future acquisitions, dispositions or one-time items. It does assume, however, the renewal of certain customer contracts. Every year, the Company has major customer contracts that come up for renewal. In addition, the Company also assumes new customer contracts. In this regard, the Company is pursuing large opportunities that present a very long and complex sales cycle which substantially affects its forecasting abilities. The Company has assumed certain timing for the realization of these opportunities which it believes is reasonable but which may not be achieved. Furthermore, the pursuit of these larger opportunities does not ensure a linear progression of revenue and earnings since they may involve significant up-front costs followed by renewals and cancellations of existing contracts. The Company has assumed certain revenues which may not be realized. The Company has also assumed that the material factors referred to in the previous paragraphs will not cause such forward-looking information to differ materially from actual results or events. The foregoing list of factors is not exhaustive and is subject to change and there can be no assurance that such assumptions will reflect the actual outcome of such items or factors.Other factors that should be considered are discussed from time to time in Catamaran's filings with the U.S. Securities and Exchange Commission, including the risks and uncertainties discussed under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Form 10-Qs, which are available at www.sec.gov. Investors are cautioned not to put undue reliance on forward-looking statements. All subsequent written and oral forward-looking statements attributable to Catamaran or persons acting on our behalf are expressly qualified in their entirety by this notice. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

THE FORWARD-LOOKING INFORMATION CONTAINED IN THIS RELEASE REPRESENTS THE COMPANY’S CURRENT EXPECTATIONS AND, ACCORDINGLY, IS SUBJECT TO CHANGE. HOWEVER, THE COMPANY EXPRESSLY DISCLAIMS ANY INTENTION OR OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING INFORMATION, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE, EXCEPT AS REQUIRED BY APPLICABLE LAW.

For more information, please contact:
Tony Perkins
Investor Relations
Catamaran Corporation
(312) 261-7805
tony.perkins@catamaranrx.com

CATAMARAN CORPORATION
Consolidated Balance Sheets
(in thousands, except share data)

	June 30, 2013	December 31, 2012
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$373,588	$370,776
Restricted cash	32,187	52,422
Accounts receivable, net of allowance for doubtful accounts of $6,758 (2012 — $7,899)	749,308	725,809
Rebates receivable	283,900	302,461
Other current assets	106,721	101,311
Total current assets	1,545,704	1,552,779
Property and equipment, net of accumulated depreciation of $81,012 (2012 — $64,048)	159,089	105,201
Goodwill	4,495,450	4,478,038
Other intangible assets, net of accumulated amortization of $260,501 (2012 — $178,188)	1,101,743	1,198,991
Other long-term assets	45,826	50,118
Total assets	$7,347,812	$7,385,127

LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$623,385	$644,818
Accrued expenses and other current liabilities	242,651	254,811
Pharmacy benefit management rebates payable	314,491	302,065
Current portion - long-term debt	37,500	41,250
Total current liabilities	1,218,027	1,242,944
Deferred income taxes	314,944	344,232
Long-term debt	987,857	1,132,153
Other long-term liabilities	73,714	55,937
Total liabilities	2,594,542	2,775,266

Shareholders’ equity
Common shares: no par value, unlimited shares authorized; 206,130,872 shares issued and outstanding, June 30, 2013 (December 31, 2012 — 205,399,102 shares)	4,208,228	4,180,778
Additional paid-in capital	70,618	73,530
Retained earnings	469,817	354,991
Accumulated other comprehensive income	(1,144)	(2,191)
Total shareholders' equity	4,747,519	4,607,108
Non-controlling interest	5,751	2,753
Total equity	4,753,270	4,609,861
Total liabilities and equity	$7,347,812	$7,385,127

CATAMARAN CORPORATION
Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)

Revenue	$3,417,430	$1,702,703	$6,637,147	$3,419,800
Cost of revenue	3,152,841	1,580,199	6,124,185	3,186,907
Gross profit	264,589	122,504	512,962	232,893
Expenses:
Selling, general and administrative	99,888	64,659	200,386	121,374
Depreciation of property and equipment	7,938	2,479	14,908	4,835
Amortization of intangible assets	50,092	9,011	100,148	19,330
	157,918	76,149	315,442	145,539
Operating income	106,671	46,355	197,520	87,354
Interest and other expense, net	10,907	1,980	21,946	3,219
Income before income taxes	95,764	44,375	175,574	84,135
Income tax expense (benefit):
Current	33,741	17,533	73,422	31,188
Deferred	(9,134)	(468)	(25,787)	(705)
	24,607	17,065	47,635	30,483
Net income	$71,157	$27,310	$127,939	$53,652
Less: Net income attributable to non-controlling interest	7,736	—	13,113	—
Net income attributable to the Company	$63,421	$27,310	$114,826	$53,652
Earnings per share attributable to the Company:
Basic	$0.31	$0.21	$0.56	$0.42
Diluted	$0.31	$0.20	$0.56	$0.41
Weighted average number of shares used in computing earnings per share:
Basic	205,975,724	132,441,738	205,782,438	128,749,560
Diluted	206,624,432	133,769,482	206,535,143	130,130,788

CATAMARAN CORPORATION
Consolidated Statements of Cash Flows
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$71,157	$27,310	$127,939	$53,652
Items not involving cash:
Stock-based compensation	6,487	4,064	13,131	6,853
Depreciation of property and equipment	9,042	3,241	17,145	6,297
Amortization of intangible assets	50,092	9,011	100,148	19,330
Deferred lease inducements and rent	821	154	15,349	205
Deferred income taxes	(9,135)	(469)	(25,787)	(705)
Tax benefit on stock-based compensation plans	(4,549)	(2,792)	(9,479)	(10,581)
Amortization of deferred financing fees	2,373	—	4,866	—
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable	(19,608)	4,259	(21,271)	(27,584)
Rebates receivable	32,966	(32,235)	18,413	(41,012)
Restricted cash	4	94	231	(571)
Other current assets	900	3,448	13,367	7,877
Accounts payable	11,504	18,250	(22,632)	62,980
Accrued expenses and other current liabilities	(2,115)	2,344	(12,305)	9,985
Pharmacy benefit management rebates payable	22,461	(4,505)	13,787	2,720
Other	583	(2,458)	3,351	(3,508)
Net cash provided by operating activities	172,983	29,716	236,253	85,938
Cash flows from investing activities:
Proceeds from restricted cash	—	—	20,004	—
Acquisition, net of cash acquired	(7,076)	294	(7,076)	(242,884)
Purchases of property and equipment	(46,892)	(4,697)	(72,135)	(10,839)
Net cash used by investing activities	(53,968)	(4,403)	(59,207)	(253,723)
Cash flows from financing activities:
Proceeds from public offering, net of issuance costs	—	519,260	—	519,260
Proceeds from issuance of debt	100,000	—	100,000	100,000
Repayment of debt	(150,000)	—	(250,000)	—
Tax benefit on stock-based compensation plans	4,549	2,792	9,479	10,581
Proceeds from exercise of options	1,145	1,130	1,928	4,464
Payments of contingent consideration	—	—	(23,203)	—
Debt issuance costs	(2,347)	(9,000)	(2,347)	(9,000)
Distribution to non-controlling interest	(10,115)	—	(10,115)	—
Net cash (used) provided by financing activities	(56,768)	514,182	(174,258)	625,305
Effect of foreign exchange on cash balances	(15)	(11)	24	19
Increase in cash and cash equivalents	62,232	539,484	2,812	457,539
Cash and cash equivalents, beginning of period	311,356	259,437	370,776	341,382
Cash and cash equivalents, end of period	$373,588	$798,921	$373,588	$798,921